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                                 EXHIBIT 21.1

                    SUBSIDIARIES OF ULTRATECH STEPPER, INC.

The following is a list of Ultratech Stepper Inc.'s subsidiaries including their state of incorporation as of June 30, 1997:

        SUBSIDIARIES                        STATE AND COUNTRY OF INCORPORATION
        ------------                        ----------------------------------
Ultratech Stepper International, Inc.       State of Delaware, USA
Ultratech Stepper UK Limited                United Kingdom
Ultratech Stepper Foreign Sales
   Corporation                              Barbados
Ultratech Kabushiki Kaisha                  Japan
Ultratech Capital, Inc.                     State of Delaware, USA
UltraBeam Lithography, Inc.                 State of Delaware, USA
Ultratech  Stepper (Thailand) Co., LTD      Thailand


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